Provident Financial Services, Inc. and The Provident Bank
Name Matthew K. Harding to the Boards of Directors

JERSEY CITY, NJ February 5, 2013 /PRNewswire-First Call/ - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) today announced that Matthew K. Harding has been named to the Boards of Directors of the Company and its wholly owned subsidiary, The Provident Bank.

Mr. Harding is the president and chief operating officer and member of the board of directors of Levin Management Corporation – a leading retail real estate services firm – and has served in that capacity since 2001. He supervises the firm’s day-to-day management and administration and plans its long-term strategy. Previously, Mr. Harding served as the firm’s senior vice president and deputy chief operating officer for five years. He has more than 25 years of real estate industry experience.

Mr. Harding is a graduate of Hamilton College with a bachelor’s degree in economics and is a certified commercial investment member (CCIM). He also is vice president of The Philip & Janice Levin Foundation.  In addition, Mr. Harding is a noted shopping-center industry speaker and panelist, and has appeared as a commentator on radio and television programs discussing real estate and economic trends.

“We are very pleased to have Matthew Harding join our boards,” said Christopher Martin, the Company’s chairman, president and chief executive officer. “Matt is an experienced business leader whose comprehensive real estate expertise will provide valuable support for our commercial lending activities and goals.”

Provident Financial Services, Inc., which reported assets of $7.3 billion as of December 31, 2012, is the holding company for The Provident Bank.  Founded in 1839, the bank operates a network of full-service branches throughout eleven counties in northern and central New Jersey.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. You may access the filings and other financial and business information regarding the Company at www.ProvidentNJ.com.

CONTACT:  Leonard G. Gleason, Senior Vice President and Investor Relations Officer, at        1-732-590-9300.

SOURCE:  Provident Financial Services, Inc.